PLATO Learning, Inc
Fiscal Year 2005 Q4 Financial Release
Conference Call
December 13, 2005
OPERATOR INTRODUCTION
MIKE MORACHE
Good afternoon. Thank you for joining us today for our regularly scheduled quarterly conference call. With me today is Larry Betterley, our Senior Vice President and Chief Financial Officer.
I will make a few opening remarks, Larry will comment on the financial results, and then I will make some concluding comments. We will then take your questions.
First, Larry will preface our remarks with a safe harbor statement. Larry.
LARRY BETTERLEY
This announcement includes forward-looking statements. We have based these statements on our current expectations and projections about future events. Although we believe that the assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that the assumptions and expectations will prove to have been correct.
These statements are subject to the risks and uncertainties as those described in the Company’s Annual Report on Form 10-K for the year ended October 31, 2004. Actual results may differ materially from anticipated results.

The content of our call contains time-sensitive information that is accurate only as of today, December 13, 2005. PLATO Learning undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
This call is the property of PLATO Learning, Inc. Any re-distribution, or rebroadcast of this call in any form without the express written consent of PLATO Learning is prohibited. Mike.
MIKE MORACHE
Thanks Larry.
The financial results we announced today for our fourth quarter of fiscal 2005 were in line with the guidance provided during our third quarter call, excluding the effect of restructuring and other charges and asset impairment charges.
Revenues were $33.7 million for the quarter and $121.8 million for the year, down 21% and 14%, respectively from comparable periods in 2004. As discussed previously, we have implemented many changes at PLATO Learning this year to position it for long-term profitable growth. These changes were made throughout the company, including our sales organization and the systems, processes and procedures they use.
We also had significant voluntary and involuntary turnover this year in our sales organization, much of which was driven by the changes. These factors contributed lower sales productivity and a decline in revenue from last year.

We will continue to enhance our processes in the future with continuous improvement as a guiding operating principle at PLATO. For the most part, however, the major changes have been completed.
Cost reduction initiatives implemented this year were evident in our results. Gross margin for fourth quarter 2005, excluding asset impairment charges, was 62%. This is similar to last year’s fourth quarter even though high margin license fee revenue was down 36%. Operating expenses for the quarter, excluding restructure and other charges, were down 18%. This cost reduction was achieved even while investing significantly in process improvements, senior management and Board changes, and Sarbanes-Oxley compliance.
Cost improvements drove net earnings for the quarter of $2.2 million, or nine cents per share, excluding restructuring and asset impairment charges. On a pre-tax basis, earnings only declined $1.2 million from last year’s fourth quarter even though revenue decreased $8.7 million between periods. This clearly demonstrates the effectiveness of our cost reduction initiatives, which have set the stage for significant profitability as revenues grow.
In 2005 we made some difficult decisions. Our work force was reduced and in some areas is being replaced with employees well suited for our new business direction, especially in our sales and development organizations.
A thorough assessment of our products and development projects was completed and a new roadmap was developed to make our product offerings the strongest in the industry. Restructuring and asset impairment charges of $16.1 million were incurred in the quarter as a result, but we are exiting 2005 as a much healthier and more focused company.

I will discuss our future direction further after Larry reviews the financial results in more detail. Larry.
LARRY BETTERLEY
Thank you Mike.
Revenues:
The $8.7 million decline in revenue in the fourth quarter from last year was primarily in License Fees. License fee revenues were $15.7 million, an $8.7 million or 36% decrease from 2004. The decline was driven by the factors discussed by Mike, which resulted in a low order volume and a decrease in the dollar amount of large orders closed. 46 transactions over $100,000, with a total order value of $9.3 million, were closed in the quarter, compared to 48 transactions with a total order value of $19.8 million last year.
Subscription revenue declined as well by 10%, also affected by the low order level, but remained consistent with prior quarters this year. Our client hosted web product sales, which are included in license fee revenue, grew 14% for the year over 2004. Other revenue, which tends to fluctuate, declined due to lower hardware and third party courseware sales, which were affected by the low orders as well.

Service revenues for the quarter grew 30% over last year. Approximately half of this growth was driven by increased software support fees and increased delivery of professional development and technical services. The remaining growth was due to finalization of open service contracts, which is non-recurring.
The decline in revenue for the year of 14% was primarily due to a 25% decrease in combined license fee, subscription and other revenues. The reasons for the declines from last year are similar to those discussed for the quarter. Partially offsetting this was an increase of 28% in service revenues, with the largest percentage gains coming from increased software support fees and supplemental educational services.
Our deferred revenue balance at quarter-end was $40.4 million. This is down from a high at the end of 2004 of $51.6 million, but down only slightly from the balance at the end of third quarter 2005. The decline from year-end is due to low order volume from factors previously discussed.
Gross Profit: The overall gross profit margin for the quarter, excluding asset impairment charges of $13.2, was 62.3%, versus 62.6% in fourth quarter 2004. License fee gross margin was l.5 percentage points above last year at 80.6% even though revenue was $8.7 million less. This reflects the improved control over discounting of those products. Subscription gross margin was 26.5%, down 34.4 percentage points from last year. About half of this decline is due to additional non-recurring royalty fees incurred in the quarter. The remaining decline is the result of lower revenue on a relatively fixed cost base.
Service gross margins improved 13.6 percentage points to 60.3% due to higher revenue and lower costs, driven by cost reduction initiatives and by higher productivity.

Asset impairment charges of $13.2 million were incurred during the quarter, primarily as a result of re-evaluation of expected future revenues of certain products given the 2005 performance and by changes in product development strategies. The changes were driven by our strategic planning process and implementation of a rigorous internal product development investment review process.
Gross margin for the year, excluding impairment charges, was 57.6%, a decline of 6.7 percentage points from 2004. The decline was due to a shift in product mix from higher margin license fee revenue to service revenue and also to lower subscription margins. The positive effect of cost reduction initiatives and discount controls was not as great for the year as it was for the quarter, because the changes were implemented throughout the year.
Operating Expenses:
Our total operating expenses in the fourth quarter were $18.8 million, excluding restructuring and other charges of $2.9 million. This compares to $23.0 million of operating expenses in last year’s fourth quarter, representing an 18% reduction. The reduction reflects the effect of cost reduction activities initiated during 2005 and lower variable costs due to lower revenue. These reductions were partially offset by increased professional fees in G&A for Sarbanes-Oxley compliance, senior management and Board changes, new process implementation and to a greater number of expensed product development projects versus capitalized projects in the quarter.

Restructuring and other charges for the quarter of $2.9 million include $2.2 million of severance for approximately 100 terminated employees, and $700,000 for facilities and other costs. Nearly all of the costs were cash based. Primary actions included further downsizing of our U.K. operations to eliminate losses, reduction in development staff as we moved programming offshore, and reductions in sales support and underperforming sales personnel.
Operating expenses for the year, excluding restructuring and other charges, declined 14% from 2004 to $78.4 million. SG&A is down 16%, for similar reasons as discussed for the quarter. Product development expenses are also down for the year by 5%, due to more investment in capitalized versus expensed projects year over year. Total spending in product development of $15.1 million, including both capitalized and expensed projects, is similar to the prior year. Restructuring and other expenses totaled $6.0 million, including employee terminations in the U.K. and U.S., vacated facilities, and executive termination costs.
The result was a net loss for the quarter of $13.9 million or $0.59 per share. Excluding restructuring and asset impairment charges, we had net earnings of $2.2 million, or $0.09 per share, compared to $2.2 million or $0.09 per share in last year’s fourth quarter. For the year, the net loss was $27.7 million, or $1.18 per share. Excluding restructuring and other charges, the net loss was $8.5 million or $0.36 per share, compared to a loss of $1.8 million or $0.08 per share last year.

Balance Sheet and Cash Flow:
Cash and marketable securities were $47.1 million at year-end. This is up $1.7 million from last year-end, even though revenue and earnings are down. The increase was driven by $9.8 million of cash generated by operations, as non-cash items, including depreciation and amortization of $19.0 million, exceeded the net loss for the year by $10.0 million. EBITDA, excluding restructuring and asset impairment charges, was a positive $7.0 million for the quarter and $11.5 million for the year. The effect of working capital changes was neutral for the year as a $17.8 million reduction in receivables was offset by changes in other categories, particularly a $11.1 million decline in deferred revenue. Our receivable days sales outstanding was 68 on a trailing twelve months revenue basis, which is a significant reduction from a DSO of 108 at the end of 2004.
Total capitalized courseware development costs and capital expenditures were $1.5 million for the quarter, which was $1.0 million less than amortization and depreciation expense, and were similar to amortization and depreciation expense for the full year at $10.8 million.
This concludes my formal remarks. I’ll turn it back to Mike now for his further comments.
MIKE MORACHE
Thank you Larry.
As we have discussed in the past, 2005 was a turnaround year for the company. Many changes were made to create future success, including redesign of the sales organization and processes to align with our strategy, and establishment of advanced product development capabilities that are cost effective and that use best practices for software development. We will use these capabilities as a competitive advantage in the marketplace.

I joined PLATO almost 10 months ago, but I have spent my 30-year career bringing information technology to a range of vertical markets. Education remains one of the last great market opportunities where IT has yet to live up to its true potential. Teachers want and need to know how well students are learning, and they need to personalize instruction for each student. To achieve this, solutions need to be easy for the teachers to use, not make more work for them.
To this end, we will significantly increase investments in development to accelerate introduction of new products into the marketplace. In 2006, we intend to introduce five new products consisting of whole courses across subject areas for high school learners and supplemental instructional resources for use by teachers in K-8 classrooms. Every product will be released with pre-designed professional development services to help teachers and administrators achieve the student learning gains they expect from their investment in PLATO products. We will unveil a new instructional management and delivery platform that will be the foundation for state-of-the-art, reliable, and cost-effective Internet delivery of our classroom solutions. We intend to offer our newest solutions on a subscription basis, providing our customers simple, easy, and cost effective access to our vast library of courses and applications. In so doing, PLATO will gain a predictable source of renewable revenue and growth because it will be easier for customers to expand their use of PLATO solutions.

The transition to this new strategy has begun and will continue for most of 2006. We expect double digit order growth over 2005 in the range of 15-20%, as a result of increased sales productivity and new product introductions. Revenue growth, however, is not expected to be greater than 4% over last year, due to four factors. First, much of the order growth is expected to be in subscription products, for which revenue is recognized over time, rather in one-time license fee products, for which revenue is recognized up front upon sale and delivery. Second, order growth will driven by the introduction of new products, many of which, though not all, will be released in the second half of the year. Third, International revenues will decline due to the downsizing of our U.K. operations. Fourth, we have changed our strategy for the Supplemental Educational Services market. Instead of delivering the service directly to students, we will license our products to other service providers, and this will reduce our service revenues as a result.
Total gross margin for the year is expected to be between 62% and 64%, depending on product mix, as cost reductions and pricing controls established in 2005 will be in place for the entire year in 2006, and amortization expense included in cost of revenue will be lower as a result of 2005 asset impairment charges. Operating expenses, excluding restructuring and other charges, should decline; however much of the decline will be offset by about $2.0 million of stock-based compensation expense, as the Company adopts FASB Statement No. 123R. Restructuring charges, as a result of actions taken in 2005 that were not accruable at that time, are expected to be less than $1.0 million.
The tax provision is expected to be $600,000 higher than the expected amount calculated using a 40% tax rate, due to tax deductible goodwill from a previous acquisition that creates a deferred tax liability that cannot be offset against deferred tax assets.

We expect to be profitable for the full year 2006, which will be a substantial improvement over the $8.5 million loss in 2005, excluding restructuring and impairment charges. Cash and investments are expected to decline modestly for the full year, as investments in product development are increased to accelerate release of new products. Spending on capitalized product development projects is expected to range from $19.0 to $23.0 million, depending on the timing of those projects. Given that we are in a transition period as a company and intend to aggressively invest in new products, we intend to retain our cash in the company in the near-term. We will continue to reassess this position as implementation of our strategy progresses and requirements are more clearly known.
Looking forward we are inspired by the inherent strengths and direction of the company. We have a highly recognized brand in education, a broad portfolio of products, loyal and satisfied customers, a large and evolving market, a state-of-the-art development capability, a strategy we believe in, and employees who really know education and who want to make a difference. We also have a solid balance sheet that facilitates aggressive pursuit of our strategy. These strengths should allow us to transform the company into one with consistent double-digit, profitable growth in both the top and bottom lines, and 15-20% operating income. It will take some time, but I am confident it can be done.
Before closing, I would like to thank John Kernan, who recently left the board, for the guidance he has provided since joining us two years ago when PLATO Learning acquired Lightspan. I would also like to welcome our most recent additions to the Board; Susan Knight, CFO of MTS Systems; Lee Pelton, President of Willamette University; and Debra Janssen, President of First Data Corporation’s Debit Services Group. PLATO is privileged to have these three accomplished individuals on its board.

That concludes our formal remarks. We will now take any questions you may have. Operator.
Q&A
CLOSING STATEMENT
Thank you again for joining us today. I am very excited about PLATO’s new strategy, as I hope you are, and I am optimistic about our ability to achieve profitable growth in the long-term.
Thank you and good bye.

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